UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Lawson Products, Inc.

(Name of Registrant as Specified In Its Charter)

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PROXY STATEMENT ANNUAL MEETING OF STOCKHOLDERS
Proposal 1: Election of Directors
Securities Beneficially Owned by Principal Stockholders and Management
Section 16(a) Beneficial Ownership Reporting Compliance
CORPORATE GOVERNANCE
REMUNERATION OF EXECUTIVE OFFICERS
Certain Relationships and Related Transactions
Report of the Audit Committee of the Board of Directors
Proposal 2: Ratification of the Appointment of Ernst & Young LLP
Proposal 3: Approval of the Senior Management Annual Incentive Plan
Proposals of Security Holders
Householding of Annual Meeting Materials
Other Matters

Lawson Products, Inc.
1666 East Touhy Avenue
Des Plaines, Illinois 60018

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS
May 8, 2007

TO THE STOCKHOLDERS:

You are cordially invited to attend the annual meeting of stockholders of Lawson Products, Inc. (the “Company” or “Lawson”), which will be held at the offices of the Company, 1666 East Touhy Avenue, Des Plaines, Illinois, on Tuesday, May 8, 2007, at 10:00 A.M. for the following purposes:

(1)	To elect three directors to serve three years;

(2)	To ratify the appointment of Ernst & Young LLP as Lawson’s independent registered public accounting firm for the fiscal year ending December 31, 2007;

(3)	To approve the Lawson Products, Inc. Senior Management Annual Incentive Plan; and

(4)	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 30, 2007, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. Accompanying this notice is a proxy, a Proxy Statement and a copy of the Company’s 2006 Annual Report on Form 10-K.

Even if you expect to attend the meeting in person, please sign and return the enclosed proxy in the envelope provided so that your shares may be voted at the meeting. You may also vote your shares by telephone or via the Internet as set forth in the enclosed proxy. If you execute a proxy, you still may attend the meeting and vote in person.

By Order of the Board of Directors

Neil E. Jenkins
Secretary

Des Plaines, Illinois
April 20, 2007

Lawson Products, Inc.
1666 East Touhy Avenue
Des Plaines, Illinois 60018

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
May 8, 2007

This Proxy Statement is being sent to stockholders on or about April 20, 2007, in connection with the solicitation of the accompanying proxy by the Board of Directors of the Company. Only stockholders of record at the close of business on March 30, 2007 are entitled to notice of and to vote at the meeting. The Company has retained Morrow & Co., Inc., a firm specializing in the solicitation of proxies, to assist in the solicitation at a fee estimated to be $4,500 plus expenses. Officers of the Company may make additional solicitations in person or by telephone. Expenses incurred in the solicitation of proxies will be borne by the Company. If the accompanying form of proxy is executed and returned in time or you vote your shares by telephone or via the Internet as set forth in the enclosed proxy, the shares represented thereby will be voted. A proxy may be revoked at any time prior to its voting by execution of a later dated proxy or by voting in person at the annual meeting.

As of March 30, 2007, the Company had outstanding 8,521,001 shares of the Company’s Common Stock (the “Common Stock”) and such shares are the only shares entitled to vote at the annual meeting. Each holder of Common Stock is entitled to one vote per share on all matters to come before the meeting. For purposes of the meeting, a quorum means a majority of the outstanding shares. In determining whether a quorum exists, all shares represented in person or by proxy will be counted.

Directors will be elected by a plurality of the votes cast at the meeting by the holders of shares represented in person or by proxy. It is intended that the named proxies will vote in favor of the election of directors of the nominees listed below, except as otherwise indicated on the proxy form. If any nominee should become unavailable for election as a director (which is not contemplated), the proxies will have discretionary authority to vote for a substitute. In the absence of a specific direction from the stockholders, proxies will be voted for the election of all named director nominees. The ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm and the approval of the Senior Management Annual Incentive Plan require the approval of the affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the meeting. A properly executed proxy card marked “Abstain” with respect to either proposal will constitute a vote against such proposal.

Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting. Broker non-votes will not affect the determination of the outcome of the vote on the election of directors, the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm, or the approval of the Senior Management Annual Incentive Plan. A broker non-vote occurs when a broker holding shares registered in street name is permitted to vote, in the broker’s discretion, on routine matters without receiving instructions from the client, but is not permitted to vote without instructions on non-routine matters, and the broker returns a proxy card with no vote on the non-routine matter. Under the rules and regulations of the primary trading markets applicable to most brokers, the election of directors, the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm, and approval of the Senior Management Annual Incentive Plan are routine matters on which a broker has the discretion to vote if instructions are not received from the client in a timely manner.

Proposal 1: Election of Directors

Stockholders are entitled to cumulative voting in the election of directors. Under cumulative voting, each stockholder is entitled to that number of votes equal to the number of directors to be elected, multiplied by the number of shares such stockholder owns, and such stockholder may cast its votes for one nominee or distribute them in any manner it chooses among any number of nominees. Unless otherwise indicated on the proxy card, votes may, in the discretion of the proxies, be equally or unequally allocated among the nominees named below. Directors will be elected by a plurality of the votes cast at the meeting by the holders of shares represented in person or by proxy. Thus, assuming a quorum is present, the three persons receiving the greatest number of votes will be elected as directors and votes that are withheld will have no effect.

The By-Laws of the Company provide that the Board of Directors shall consist of such number of members, between five and nine, as the Board of Directors determines from time to time. The size of the Board of Directors is currently set at nine members. The Board of Directors is divided into three classes, with one class being elected each year for a three-year term. At the annual meeting, three directors are to be elected to serve until 2010 and until their successors are elected and qualified.

The following information has been furnished by the respective nominees and continuing directors. Each nominee and continuing director has held the indicated position, or an executive position with the same employer, for at least the past five years, unless otherwise indicated below.

			Year First
			Elected
Name	Age	Principal Occupation	Director

Nominees to be Elected to Serve Until 2010
James S. Errant	58	Managing Partner of Gore Range Brewery from 1997 to the present. Managing Partner of Frites, LLC from 2004 to the present. President of Prima Corporation from 1973 to 2006. The companies listed above are in the business of operating restaurants.	2007
Lee S. Hillman	51	Executive Chairman and Chief Executive Officer, Power Plate International since February 2006. President of Liberation Investment Advisory Group since 2003. From 1996 to 2002, Mr. Hillman was Chief Executive Officer, President and a Director and from 2000 to 2002 Chairman of the Board of Bally Total Fitness Holding Corporation, an owner and operator of health and fitness clubs. Mr. Hillman is also a director of RCN Corporation.	2004
Sidney L. Port	96	Vice Chairman of the Board of Directors of the Company since 2003 and prior thereto Chairman of the Executive Committee of the Company. Mr. Port founded the Company in 1952 and served as its Chairman of the Board and Chief Executive Officer from 1952 to 1970.	1952

The Board recommends that stockholders vote “FOR” these nominees.

			Year First
			Elected
Name	Age	Principal Occupation	Director

Directors whose Terms Expire in 2008
Ronald B. Port, M.D.	66	Non-Executive Chairman of the Board of Directors since April 2007. Retired Physician.	1984
Robert G. Rettig	77	Consultant.	1989
Wilma J. Smelcer	58	Ms. Smelcer was a member of the Board of Governors of the Chicago Stock Exchange from 2001 until April 2004. Also since 2001, Ms. Smelcer has been a trustee of Goldman Sachs Mutual Fund Complex (a registered investment company). Ms. Smelcer served as Chairman of Bank of America, Illinois from 1998 to 2001.	2004

			Year First
			Elected
Name	Age	Principal Occupation	Director

Directors Whose Terms Expire in 2009
James T. Brophy	79	Private Investor.	1971
Thomas S. Postek	66	Certified public accountant and chartered financial analyst currently affiliated with Geneva Investment Management of Chicago since January 2005. Mr. Postek was a partner and principal of William Blair & Company, LLC from 1986 to 2001. During his tenure at William Blair, Mr. Postek covered various business services as an analyst, including industrial distribution. Mr. Postek also served on the staff of the Financial Accounting Standards Board from 1980 to 1982.	2005

			Year First
			Elected
Name	Age	Principal Occupation	Director

Mitchell H. Saranow	61	Chairman of the Saranow Group, a family investment firm and its predecessors, since 1984. Since 2003, Mr. Saranow has been the Chairman and since 2005, the Chief Executive Officer, of Lenteq, L.P., a specialized machinery manufacturer headquartered in Holland. Mr. Saranow was Chairman of the Board and co-Chief Executive Officer of Navigant Consulting, Inc. from November 1999 to June 2000. Prior thereto, Mr. Saranow was Chairman of Fluid Management, L.P., a specialized machinery manufacturer, for more than five years. Mr. Saranow is also a director of Telephone and Data Systems, Inc.	1998

Securities Beneficially Owned by Principal Stockholders and Management

The following table sets forth information as of March 30, 2007 concerning the beneficial ownership by each person (including any “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock of the Company, each director, each named executive officer, and all executive officers and directors as a group. Because the voting or dispositive power of certain stock listed in the following table is shared, in some cases the same securities are listed opposite more than one name in the table. The total number of the Company’s shares of common stock issued and outstanding is 8,521,001.

	Sole Voting or
	Dispositive Power	Shared Voting or
Name	(1)	Dispositive Power	Percent

Roberta Port Washlow(3)	22,471	3,011,436	35.6%
1666 East Touhy Avenue Des Plaines, Illinois 60018
Ronald B. Port, M.D.(2)(3)	21,404	3,011,436	35.6%
Sidney L. Port	1,170,389	—	13.7%
1666 East Touhy Avenue Des Plaines, Illinois 60018
Royce & Associates LLC(4)	947,900	—	11.1%
1414 Avenue of the Americas New York, NY 10019
Jeffrey B. Belford	100	—	*
James T. Brophy	4,439	—	*
Roger F. Cannon	4,367	—	*
James S. Errant	19,204	12,378(5)	*
Lee S. Hillman	2,289	—	*
Thomas Neri	—	—	*
Thomas S. Postek	11,439	—	*
Robert G. Rettig	6,289	—	*
Mitchell H. Saranow(2)(6)	12,789	—	*
Wilma J. Smelcer	2,289	—	*
Scott F. Stephens	—	—	*
Robert J. Washlow	60,657	—	*
All executive officers and directors as a group (14 persons)	1,315,655	3,023,814	50.9%

*	Less than 1%.

(1)	Does not include certain shares held by wives and minor children in the case of Mr. Brophy (725 shares) and Dr. Port (4,803 shares) and all executive officers and directors as a group (5,528 shares).

(2)	Stockholdings shown include shares issuable upon the exercise of stock options exercisable within 60 days of March 30, 2007 by Dr. Port (2,500 shares) and Mr. Saranow (2,500 shares).

(3)	Includes shares held in family partnerships in the aggregate amount of 3,011,436 in which Dr. Ronald B. Port, and Roberta Port Washlow (Mr. Sidney Port’s daughter and Mr. Washlow’s spouse) are the managing partners. Approval of both of the managing general partners is required for any actions with respect to the reported securities.

(4)	Based on an Amendment to Schedule 13G filed by Royce & Associates LLC with the SEC, dated January 23, 2007.

(5)	1,500 shares are held by GST Trust, and 10,878 shares are held by the Sandi Errant Trust.

(6)	8,000 shares are owned by Saranow Investments, L.L.C., which is owned by Mr. Saranow and his family.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of shares of the Company’s Common Stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received or written representations from the Reporting Persons, the Company believes that with respect to the year ended December 31, 2006, all the Reporting Persons complied with all applicable Section 16 filing requirements.

CORPORATE GOVERNANCE

Board of Director Meetings and Committees

In 2006, the Board of Directors held eleven meetings, the Compensation Committee held six meetings, the Audit Committee held ten meetings, the Management Development Committee held two meetings, and the Nominating and Governance Committee and Financial Strategies Committee each held one meeting. In 2006, each director attended at least 75% of the meetings of the Board of Directors and of the respective committees on which he served.

The Board of Directors has standing Audit, Compensation, Financial Strategies, Nominating and Governance, and Management Development Committees. The Audit, Compensation and Nominating and Governance Committees have each adopted a charter for their respective committees. These charters may be viewed on the Company’s website, www.lawsonproducts.com, and copies may be obtained by request to the Secretary of the Company. Those requests should be sent to Corporate Secretary, Lawson Products, Inc., 1666 East Touhy Avenue, Des Plaines, Illinois 60018.

Directors

The names and ages of all directors and all persons nominated to become directors can be found under the foregoing heading “Proposal 1: Election of Directors.” In April 2007, Robert J. Washlow resigned as Chairman, Director and Chief Executive Officer of the Company, and the Board elected James S. Errant to fill the Board vacancy left by his departure. On April 13, 2007, the Board appointed Ronald B. Port, M.D., as Non-Executive Chairman of the Board and Thomas Neri as Chief Executive Officer.

The Audit Committee

The functions of the Audit Committee include the appointment, compensation, retention and oversight of the Company’s independent auditors, reviewing the scope and results of the audit by the Company’s independent auditors and reviewing the Company’s procedures for monitoring internal control over financial reporting. The current members of the Audit Committee consist of Thomas Postek (Chairman), James T. Brophy, Robert G. Rettig and Mitchell H. Saranow. Each member of the Audit Committee satisfies the independence requirements of The Nasdaq Stock Market and the SEC. The Board of Directors has determined that Mr. Saranow is an “audit committee financial expert” as such term is defined by the SEC and satisfies the financial sophistication requirements of The Nasdaq Stock Market.

The Compensation Committee

The Compensation Committee makes all determinations with respect to the compensation of the Chief Executive Officer and establishes compensation for all other executive officers of the Company. The Compensation Committee consists of Lee S. Hillman (Chairman), James T. Brophy, Robert G. Rettig, Mitchell H. Saranow and Wilma J. Smelcer. The agenda for meetings of the Compensation Committee is determined by its Chair with the assistance of the Chief Executive Officer. The Chief Executive Officer recommended compensation decisions involving the executive officers and discussed these recommendations and related issues with the Compensation Committee. During Committee meetings at which compensation actions involving the Chief Executive Officer are discussed, the Chief Executive Officer does not participate in the discussions if the Committee so chooses. At each meeting, the Compensation Committee has the opportunity to meet in executive session. Each member of the Compensation Committee satisfies the independence requirements of The Nasdaq Stock Market and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code.

The Nominating and Governance Committee

The Nominating and Governance Committee identifies and nominates potential directors to the Board of Directors and otherwise takes a leadership role in shaping the corporate governance of the Company. The Nominating and Governance Committee consists of Mitchell H. Saranow (Chairman), James T. Brophy, Robert G. Rettig, and Wilma J. Smelcer. Each member of the Nominating and Governance Committee satisfies the independence requirements of The Nasdaq Stock Market.

The Financial Strategies Committee

The Financial Strategies Committee reviews and evaluates the financial activities of the Company and makes recommendations to the Board of Directors and management regarding business strategies and financial policies and objectives to promote and maintain superior standards of performance. The Committee consists of Mitchell Saranow (Chairman), James T. Brophy, Lee S. Hillman, and Ronald B. Port, M.D.

The Management Development Committee

The Management Development Committee is responsible for management development and succession. The directors who serve on the Management and Development Committee are Wilma J. Smelcer (Chair), Lee S. Hillman, Ronald B. Port, M.D. and Robert G. Rettig.

Family Relationships

Ronald B. Port, M.D. is the son of Sidney L. Port. Robert J. Washlow is the son-in-law of Sidney L. Port. James S. Errant is the former son-in-law of Sidney L. Port and former brother-in-law of Robert J. Washlow and Ronald B. Port, M.D.

Director Nominations

The Nominating and Governance Committee will consider Board of Director nominees recommended by stockholders. Those recommendations should be sent to the Chair of the Nominating and Governance Committee, care of the Corporate Secretary of Lawson Products, Inc., 1666 East Touhy Avenue, Des Plaines, Illinois 60018. In order for a stockholder to nominate a candidate for director, under the Company’s Charter, timely notice of the nomination must be given in writing to the Secretary of the Company. To be timely, such notice must be received at the principal executive offices of the Company as set forth under “Proposals of Securityholders” below. The Nominating and Governance Committee may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the nominee. The Nominating and Governance Committee will follow procedures which the Committee deems reasonable and appropriate in the identification of candidates for election to the Board of Directors and evaluating the background and qualifications of those candidates. Those processes include consideration of nominees suggested by an outside search firm, by incumbent Board of Directors members and by stockholders. The Committee will seek candidates having experience and abilities relevant to serving as a director of the Company and who represent the best interests of stockholders as a whole and not any specific interest group or constituency. The Committee will consider a candidate’s qualifications and background, including, but not limited to responsibility for operating a public company or a division of a public company, international business experience, a candidate’s technical background or professional qualifications and other public company Boards of Directors on which the candidate is a director. The Committee will also consider whether the candidate would be “independent” for purposes of The Nasdaq Stock Market and the rules and regulations of the Securities and Exchange Commission (“SEC”). The Committee may from time to time engage the service of a professional search firm to identify and evaluate potential nominees.

Director Independence

The Company’s Board of Directors has determined that James T. Brophy, Lee S. Hillman, Thomas S. Postek, Robert G. Rettig, Mitchell H. Saranow, and Wilma J. Smelcer are independent within the meaning of the rules of The Nasdaq Stock Market. In determining independence, the Board of Directors considered the specific criteria for independence under The Nasdaq Stock Market rules and also the facts and circumstances of any other relationships of individual directors with the Company.

The independent directors and the committees of the Board of Directors regularly meet in executive session without the presence of any management directors or representatives.

Annual Meeting Attendance Policy

The Company expects all Board members to attend the annual meeting of stockholders, but from time to time, other commitments may prevent all directors from attending each meeting. All directors, except James S. Errant, who was not elected to the Board of Directors until April of 2007, attended the most recent annual meeting of stockholders.

Code of Ethics

The Board of Directors has adopted a Code of Ethics Policy. The policy may be viewed on the Company’s website, www.lawsonproducts.com, and copies may be obtained by request to the Secretary of the Company. Those requests should be sent to Corporate Secretary, Lawson Products, Inc., 1666 East Touhy Avenue, Des Plaines, Illinois 60018.

Stockholder Communications with Board of Directors

Stockholders may send communications to members of the Board of Directors by either sending a communication to the Board of Directors and/or a particular member c/o Corporate Secretary, Lawson Products, Inc., 1666 East Touhy Avenue, Des Plaines, Illinois 60018. Communications intended for non-management directors should be directed to the Chair of the Nominating and Governance Committee.

REMUNERATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis (“CD&A”)

Compensation Philosophy and Objectives

Our executive compensation programs are designed to reward executives for the consistent development and execution of successful business strategies. In determining the type and amount of compensation for each executive, we use both current compensation and the opportunity to receive future compensation in a manner that we believe optimizes the executive’s contributions to our company. Our compensation programs are designed to encourage and reward the creation of long-term shareholder value.

The Company guides its executive compensation programs with a compensation philosophy expressed in these three principles:

1.	Talent Acquisition and Retention. We believe that having qualified people at every level of our Company is critical to our success. We develop executives from within to lead the organization, or as needed, recruit them from outside the Company. Finding talented people with the right competencies and experience is very important. Our compensation programs should encourage talented executives to join and continue their careers as part of our senior management team.

2.	Accountability for Lawson’s Business Performance. To achieve alignment between the interests of our executives and our stockholders, we use short-term and long-term incentive plans. Our executives’ compensation will increase or decrease based on how well they achieve set company performance goals.

3.	Accountability for Business Unit and Individual Performance. We use incentives to reward business unit and individual excellence. We believe teams and individuals should be rewarded when their contributions are exemplary and significantly contribute to Company performance.

Named Executive Officers

Robert Washlow, Scott Stephens, Jeffrey Belford, Thomas Neri, and Roger Cannon represent our Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers in 2006 (the “named executives” or “named executive officers”).

Compensation Committee

Our Compensation Committee discharges the responsibilities of the Board of Directors relating to compensation of our executive officers and produces an annual report on executive compensation for inclusion in the Company’s Proxy Statement.

The Committee is responsible for reviewing and approving corporate goals and objectives relevant to the compensation for executive officers, to evaluate the performance of executive officers in light of those goals and objectives, and to set the compensation level of executive officers based on this evaluation. The Committee also administers incentive-compensation plans and equity-based plans established or maintained by the Company from time to time; makes recommendations to the Board with respect to the adoption, amendment, termination or replacement of the plans; and recommends to the Board the compensation for Board members, such as retainer, committee chairman fees, stock options and other similar items as appropriate.

The Compensation Committee reviews and approves the compensation programs for the CEO and senior management, which include the named executives whose compensation is included in this report. The Company’s CEO makes recommendations on compensation to the Committee for all executive officers except himself. Executive officers will generally make compensation recommendations to the CEO or the President & COO regarding employees who report to them. The

Committee consults with independent compensation consultants to ensure that compensation is reasonable and within market practice.

Key Elements of Compensation

We use four key pay elements to achieve our objectives for our executive compensation programs: base salary, annual incentives, long-term incentives and benefits. These compensation elements are heavily weighted toward variable, or “at-risk” compensation. Variable incentive pay is “at-risk” because total pay is significantly reduced if performance does not meet pre-established objectives.

Actual current compensation of our named executive officers varies from the target mix based upon the actual Company performance, individual performance and the timing of the awards. For example, our current long-term incentive plan is a five-year incentive plan whose performance cycle ends on December 31, 2008. Any awards, if earned, will be paid over the ensuing three years.

In 2004, we began to shift away from an emphasis on base salary and stock-based incentives and instead following the following compensation approach:

•	Target base salaries at the 50th percentile or median of the market;

•	Introduce and target annual incentive opportunity at the median of the market with significant upside opportunity for excellent performance; and

•	Introduce an objective-based, long-term incentive plan with the potential for well above market rewards when stretch goals were achieved. We believe that the use of objective-based goals to grow revenue and increase profits is a more focused and effective tool than awards of stock, stock options or stock performance rights.

We intend to continue to assess our compensation elements in the future to ensure that our compensation elements align executive and shareholder interests in the growing competitive landscape facing our Company.

As part of the shift toward objective-based annual and long-term incentive compensation, we slowed or stopped the growth of the base salaries of our top officers, and many have remained unchanged in the last three years as we have moved to a more pay at-risk compensation philosophy, and significantly cut back or eliminated the issuance to executives of equity-based instruments such as stock options, restricted stock, and stock performance rights.

Specific Compensation Elements

Base Salary

The five named executives have base salaries that are illustrated in the Summary Compensation Table below. Base salaries are paid to compensate the executives for the services they rendered during the fiscal year. The midpoint of this range is positioned at the median of the compensation market for companies that are comparable in terms of size, industry and complexity. Each salary range then has a minimum that is 75% of the midpoint and a maximum that is 125% of the midpoint.

In setting 2006 base salaries for executives below the CEO and Chief Operating Officer (“COO”) level, the Committee, in concert with input from the former Chairman and CEO and the former President and COO, considered the following:

•	The competitive market data;

•	The experience, skills and competencies of the individual;

•	The compensation of the individual relative to other members of the executive team; and

•	Individual performance of the executive in the prior year.

Our competitive base salary program serves principally to assist our Company in hiring and retaining the talent we need to serve in key executive positions.

Increases in base salary may be given from time to time. These typically will be attributable to market movement, as well as incumbent growth in job performance. In cases where the Company significantly raises an executive’s base salary, it usually reflects (1) an important increase in responsibility due to promotion or business reorganization, or (2) recognition for substantially increased competencies and excellent performance. From the end of fiscal year 2005 to the end of fiscal year 2006, the Company increased Scott Stephens’ base salary by $10,000 and Thomas Neri’s base salary by $50,000. The Company did not increase base salaries for the other named executive officers during this period.

Incentive Plans

To reinforce strategic change initiatives and to attract and retain leadership talent, we use an objective-based Annual Incentive Plan (“AIP”) and a Long-Term Capital Accumulation Plan (“LTIP”) for our executives.

Annual Incentive Plan (“AIP”)

The Annual Incentive Plan is a “short-term” fiscal-year incentive plan that rewards executives for the achievement of goals that, depending on the role of the executive, are composed of a mix of corporate, business unit, department and individual objectives. The purpose of this plan is to focus on the achievement of key business objectives for the fiscal year. These objectives are aligned with the strategic plan which has a long-term time horizon focused on creating shareholder value.

Corporate AIP Objective:

In 2006, the key performance measure for our executives was Company profitability. To develop a meaningful measure for our management, we exclude from the income statement line item “Income from Continuing Operations before Income Taxes and Cumulative Effect of Accounting Change” expenses not generally within the control of management. For example, in 2006, we excluded these expenses:

–	The amortization of 2006 $4.6 million of compensation expense related to the LTIP established in 2003. This is compared to $2.6 million of expense in 2005;

–	The amortization of Stock Performance Rights in 2006 of $2.5 million under a change in the accounting rules. This is compared to no amortization expense in 2005;

–	The payment of $3.2 million of 2006 legal expense associated with an investigation by Federal authorities. There were no comparable expenses in 2005. For more information on this item please refer to page 9 of the Company’s Annual Report on Form 10-K filed with the SEC on March 15, 2007;

–	and $2.9 million of 2006 incentive compensation costs. This compared to $3.1 million in 2005.

Considering the items discussed in the section above, we set the 2006 AIP target for operating income at $44.36 million. This was 21% above the comparable operating income results in 2005. This target was double the profit growth achieved in 2005, and was selected as a challenging and stretch objective for our management. Actual 2006 results were $39.70 million, 89.5% of target and above the plan threshold of $39.67 million. The plan threshold level is the minimum level of performance needed to fund payment to our executives for this goal.

This corporate performance goal was weighted at between 75% and 85% of each of named executive’s target annual incentive payment.

Business Unit, Department and Individual AIP Goals:

The balance of the 2006 goals in the AIP represented 15% to 25% of each of the named executive officer’s target annual incentive payment. Each executive had between 3 and 6 objectives in this category. At the time the annual grants were approved, the Committee thought that it was more likely than not that each named executive officer would achieve their 2006 goals. The goals included re-engineering processes, increasing sales, reducing costs, developing new products, and introducing new systems, among others. Each goal is set to have significant opportunity for business operating improvement and is important in the attainment of Company strategy.

AIP Results in 2006

In 2006, our revenues increased by 15.1% to $518 million; however, income from continuing operations before the cumulative effective of account change decreased by 39.5% to $24 million. As illustrated below, our AIP payments to the named executive officers declined between 13% and 47% reflecting the reduction in our Company’s profitability. This decline in named executive officer annual incentive payments is consistent with our “pay-for-performance” compensation philosophy described above.

2006 ANNUAL INCENTIVE PLAN COMPARISON TO 2005 ANNUAL INCENTIVE PLAN

	2006 AIP		2005 AIP		2006 Award
	Target		Target		Compared to
	Incentive	2006 Award	Incentive	2005 Award	2005 Award

Robert Washlow	$317,900	$208,000	$290,000	$389,868	−47%
Scott Stephens	$66,000	$47,850	$55,000	$83,754	−43%
Jeffrey Belford	$181,000	$189,000	$160,000	$217,968	−13%
Thomas Neri	$113,200	$107,540	$99,050	$144,396	−26%
Roger Cannon	$100,000	$70,000	$87,500	$116,242	−40%

Long Term Incentive Plan

The third key element of our executive compensation program is the Long Term Capital Accumulation Plan (“LTIP” or “Plan”). The LTIP is a multi-year incentive plan that provides awards for corporate performance over a five-year period. These awards gain value as specified levels of earnings and working capital are achieved and a formula-based shareholder value is calculated therefrom. As of December 31, 2006, the long-term plan has completed 60% of its five-year measurement period. It commenced on January 1, 2004 and concludes on December 31, 2008. Selected executive officers, including all of the named executive officers, have been provided with a formula-based Shareholder Value Creation Plan based primarily on increasing the earnings of the Company. The amount of compensation to be paid to the participants in the Plan will be based upon the degree of improvement in:

(a)	the consolidated income of the Company and its subsidiaries before adjustment for interest, income taxes, depreciation and amortization (“EBITDA”); and

(b)	the net value of certain non-operating assets and liabilities of the Company, as described in the Plan. The value of the Company at the end of the performance period, as calculated using those criteria, will be compared with the value of the Company as of December 31, 2003, which was calculated as $242.1 million using the same criteria. However, no compensation will be payable under the Plan unless the calculated increase in Company value during the performance period is greater than an amount representing a cumulative 10% annual preferred rate of return for the stockholders of the Company.

The compensation payable to a participant in the Plan will be a percentage of an overall funding pool that is generated based on Plan performance. A participant receives rights of participation, each of which will normally represent one-tenth of 1% of the pool. A maximum of 1,000 participation rights may be awarded under the Plan, and no individual may receive more than 350 participation rights. The Plan does not specify any maximum dollar amount that can be earned by any one participant.

The overall pool amount under the Plan will be calculated by applying a participation rate (which will be either 10% or 12.5%) to the net increase in stockholder value during the performance period. The higher participation rate of 12.5% will apply if the recent operating income of the Company has reached certain high levels designated in advance by the Compensation Committee. The net increase in stockholder value will be the ending value of the Company at the end of 2008 (calculated as summarized below) reduced by the initial calculated value of $242.1 million as of December 31, 2003, further reduced by the calculated amount of the cumulative 10% annual preferred return for stockholders. For purposes of calculating the amount of the pool, the ending value of the Company will be the sum of (a) 8 times the EBITDA of the Company for the preceding 12 months, plus (b) the net value of certain non-operating assets and liabilities, as described in the Plan, plus (c) all dividend distributions and stock repurchases by the Company since December 31, 2003, with certain additional adjustments as described in the Plan. If our Company is sold before December 31, 2008, and if the calculated Company value then exceeds a minimum threshold amount, the overall pool amount under the Plan will be calculated using the actual sale price as the ending Company value (rather than calculating the ending value in the way summarized above), and the amount of compensation payable under the Plan will not be subtracted in arriving at the net increase in stockholder value. In addition, in the event of such a sale of our Company, any of the 1,000 potential participation rights under the Plan that remain available at the time of the sale will be allocated among the active participants in the Plan in proportion to the number of rights then held by each participant.

LTIP Example

As an example of the application of the Plan, if the calculated value of our Company at the end of 2008 were $385 million (compared to the initial calculated value of $242.1 million) and no special distributions had been made to stockholders (beyond normal dividends), no payments would be made to the participants in the Plan because our Company did not achieve the cumulative 10% annual preferred rate of return for the stockholders. As another example of the application of the Plan, if our Company were sold for $680 million in early 2008 (compared to the initial calculated value of $242.1 million), and the higher participation rate of 12.5% applied because operating income was at a sufficiently high level, the overall pool amount would be approximately $33.7 million.

Benefits

The named executives are eligible for both “qualified” and “non-qualified” benefits. Qualified benefits are generally available to all Lawson employees and are subject to favorable tax treatment by the IRS under the tax code. Qualified benefit plans cover such items as health Insurance, life insurance, vacation, profit sharing, and 401(k) retirement savings. Named executives and employees are required to contribute to offset a portion of the cost of some of these plans. In contrast to qualified benefits plans, non-qualified plans are not generally available to all employees and are not subject to favorable tax treatment under the IRS Code. Non-qualified benefit plans are designed to fill a gap in executive compensation that is not covered by qualified plans.

One non-qualified benefit for executives is the opportunity to defer compensation in an unfunded deferred compensation plan. The plan allows participants to defer the receipt of earnings until a later year, and therefore to defer payment of income taxes. Our Company has use of the money until the participants elect to receive it, usually upon retirement or after leaving our Company. A feature of the deferred compensation plan allows participants to select a set of mutual funds, which are then tracked for growth. Based on the increase or decrease in the tracked mutual funds’ total value, the Company uses its own funds to adjust the deferred compensation by that gain (or loss) when distributed. This type of plan is an attractive way to defer the receipt of compensation into retirement years, when income and tax levels are generally lower. This is a positive feature in Lawson’s compensation program and a good way to help retain executives without significant cost. The executives in the plan, however, are unsecured creditors and are at risk of losing part or all of their deferrals if the Company goes into bankruptcy.

The Company has broad-based, employee eligible qualified profit-sharing and 401(k) plans available in the Company and its divisions to facilitate retirement savings. For the year 2006, the Company paid 8.75% of base salary compensation to the named executives and many employees under a qualified profit-sharing plan. For those executive’s with base salaries above $220,000, the Company also paid 8.75% on amounts of base salary above $220,000 into the Executive Deferred Compensation Plan. The specific amounts for these awards may be found in the All Other Compensation table on page 18.

Perquisites

Our Company operates in a spirit of thrift and directs its resources at building shareholder value. We believe that perquisites are generally not a good Company investment. We do not offer perquisites for our executives, such as country club memberships, executive life insurance or car allowances. Nor do we provide executives with the use of a company aircraft, the services of an executive dining room or vehicles. A financial counseling adviser was engaged to assist a small group of senior executives to plan for retirement as shown in the All Other Compensation table on page 18.

Other Matters:

Adjustments of Certain Items

The Compensation Committee has the ability under the AIP and LTIP plans to adjust compensation but did not make any adjustments in 2006.

The Company has never re-priced stock options in its history as a publicly-traded Company.

Dilution from Equity-Based Compensation

Lawson pays close attention to the issue of dilution from equity-based compensation. We believe that non-equity incentive programs, guided by strategic performance objectives, are the best way to align executive interests with those of shareholders, create shareholder value, and attract, retain and motivate executives.

Employee Contracts and Severance Protection

Certain executive officers, including some of those reported in the Summary Compensation Table, have employment contracts with the Company. The main purpose of the employment contracts is to protect the Company from certain business risks (threats from competitors, loss of confidentiality or trade secrets, disparagement, solicitation of customers and employees) and to define the Company’s right to terminate the employment relationship.

Employment contracts help attract executives to work for the Company by protecting them from certain risks, such as business reorganization with position elimination, or position elimination in the event of a change in control or sale of the Company. The executives or their heirs may also be protected in case of disability or death. A description of the provisions of the employment agreements for certain executive officers may be found under the heading Termination and Change-in-Control Payments beginning on page 21.

Retirement of Key Employee in Company LTIP

Mr. Jeffrey Belford, former President and Chief Operating Officer, retired from the Company on January 5, 2007 and is no longer an employee of the Company. As disclosed in the Summary Compensation Table below, Mr. Belford received a payment of $1,442,000 upon his retirement in recognition of his long-standing performance for the Company and in connection with his forfeit of certain rights under Company benefit programs, including rights under the Plan. At the time of his retirement he held 90 or 9% of the participation rights of the potential 1,000 rights in the Plan. The Company has cancelled those rights and reduced maximum rights under the plan to 910 and reduced the potential award pool by 9%.

Change-in-Control or Sale of the Company

Change-in-control arrangements are designed to retain executives and provide continuity of management in the event of an actual or threatened change-in-control. These benefits are determined based upon the terms of the LTIP Plan. None of the named executives, other than Mr. Washlow, have change-in-control provisions in their employment agreements.

Role of Executive Officers in Compensation Decisions

As discussed above, the Compensation Committee reviews and approves the compensation programs for the CEO and senior management, which includes the named executives whose compensation is included in this report. The Company’s CEO makes recommendations on compensation to the Committee for all executive officers except himself. Executive officers will generally make compensation recommendations to the CEO or the President & COO regarding employees who report to them. The Committee consults with independent compensation consultants to ensure that compensation is reasonable and within market practice.

Accounting and Tax Considerations

Section 162(m) of the Internal Revenue Code limits the Company’s ability to deduct compensation paid in any given year to a named executive officer in excess of $1.0 million. Performance-based compensation plans, such as Lawson’s LTIP plan, are not subject to this restriction. As much as practicable, Lawson uses performance-based compensation. In the event the proposed compensation for any of the Company’s executive officers is expected to exceed the $1.0 million limitation, the Committee will, in making a decision, balance the benefits of tax deductibility with its responsibility to hire, retain and motivate executive officers with competitive compensation programs.

Each year the Company records a compensation expense which reduces our reported net income for the potential annual LTIP plan awards. This estimated expense is based on the progress toward the plan’s shareholder value creation goal which will be measured as of December 31, 2008. The Company will realize a tax deduction for the compensation expenses in year the awards are paid. The Company recorded $0.9 million in 2004, $2.6 million in 2005, and $4.6 million in 2006 of annual compensation expenses related to the plan. If the plan does not meet its threshold, the compensation accruals will be reversed. There is no income or corresponding tax-effect for the executives until the plan is deemed to have met its performance criteria and an award is earned. The Plan has been qualified under Section 162(m) of the Internal Revenue Code. This will allow payments made to any named executive officer in the plan to be deductible by the Company if that officer’s compensation exceeds $1.0 million in a given year.

Chairman and Chief Executive Officer Compensation

In setting former Chairman & CEO Robert Washlow’s compensation for 2006, the Compensation Committee considered a variety of factors, including market competitive pay, level of responsibility, personal abilities, individual expertise and performance. As mentioned earlier, from 2003 to his resignation in April 2007, Mr. Washlow’s base salary remained at $650,000 annually. His annual incentive award was $208,000 in 2006, declining by 47% from $389,868 in 2005. In determining his incentive award in 2006, the Committee considered, among other factors, Mr. Washlow’s performance against objectives set by the Compensation Committee for operating income, with a weighting of 85%, and six individual performance objectives with a total weighting of 15%. Mr. Washlow resigned from the Company in April 2007 and entered into a severance arrangement described below under Certain Relationships and Related Transactions on page 27.

Compensation Committee Interlocks and Insider Participation

In 2006, no executive officer of the Company served on the Board of Directors or Compensation Committee of any other company with respect to which any member of the Compensation Committee was engaged as an executive officer. No member of the Compensation Committee was an officer or employee of the Company during 2006, and no member of the Compensation Committee was formerly an officer of the Company.

* * *

Report of the Compensation Committee

The Compensation Committee reviewed and discussed with management the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K for the year ended December 31, 2006. Based on such review and discussion, the Compensation Committee recommended to the Board, and the Board approved, that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully Submitted by the Compensation Committee:

Lee S. Hillman, Compensation Committee Chair
James T. Brophy, Compensation Committee Member
Robert G. Rettig, Compensation Committee Member
Mitchell H. Saranow, Compensation Committee Member
Wilma J. Smelcer, Compensation Committee Member

2006 SUMMARY COMPENSATION TABLE(1)

The following table shows the compensation for the last fiscal year awarded to or earned by individuals who served as the Company’s Chief Executive Officer, Chief Financial Officers and each of the Company’s three other most highly compensated executive officers during fiscal year 2006.

					Option Awards	Non-Equity
Name and Principal			Discretionary		(Stock Performance	Incentive Plan	All Other
Position of Named		Salary	Bonus		Rights)	Compensation	Compensation	Total
Executives	Year	($)	($)		($)(2)	(3)	($)(4)	($)

Robert Washlow	2006	$650,000	—		$943,440	$208,000	$62,625	$1,864,065
Chairman of the Board and CEO(5)
Scott Stephens	2006	$220,000	—		—	$47,850	$19,250	$287,100
SVP and CFO
Jeffrey Belford	2006	$390,000	$1,442,000	(7)	$171,815	$347,000	$36,575	$2,387,390
President and Chief Operating Officer(4)
Thomas Neri	2006	$314,571	—		$48,255	$107,540	$29,976	$500,342
President and Chief Operating Officer(8)
Roger Cannon	2006	$340,000	—		$109,680	$70,000	$32,200	$551,880
EVP Agent Development

(1)	The Bonus, Stock Awards, and Change in Pension Value and Non-qualified Deferred Compensation Earnings columns have been deleted from the Summary Compensation Table as such compensation was not granted in 2006.

(2)	The amounts in this column represent the expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) for cash-settled stock performance rights (“SPRs”) awarded prior to 2006. The Black-Scholes option valuation model assumptions used in calculating the grant-date fair value are included in Note K to our audited financial statements for the year ended December 31, 2006, included in our Annual Report on Form 10-K filed with the SEC on March 15, 2007. These amounts reflect our accounting expense for these awards, and may not correspond to the actual value that will be recognized by the named executive officer. Upon adoption of FAS 123(R), our SPR liability was required to be calculated under the fair-value method instead of the intrinsic-value method. The cumulative effect of this change is included in the table.

(3)	Reflects amounts paid under the Annual Incentive Plan for the named executive officers and an additional $158,000 paid to Mr. Belford under the Company’s LTIP.

(4)	See All Other Compensation below for a breakdown of payments.

(5)	Mr. Washlow resigned after more than 8 years of service with the Company in April 2007.

(6)	Mr. Jeffrey Belford retired after more than 26 years of service with the Company in January 2007.

(7)	Reflects compensation awarded in connection with Mr. Belford’s retirement from the Company and his forfeit, among other things, of participation rights in the Company’s LTIP.

(8)	Mr. Thomas Neri became President and Chief Operating Officer on January 5, 2007 and our Chief Executive Officer in April 2007.

ALL OTHER COMPENSATION

		Deferred	Financial	Total
	Profit Sharing	Compensation Plan	Counseling	All Other
	Contribution	Contributions for	Payments	Compensation
Name	($)(1)	FY 2006 ($)(2)	($)	($)

Robert Washlow	$19,500	$37,625	$5,500	$62,625
Scott Stephens	18,288	962	—	19,250
Jeffrey Belford	19,500	14,875	2,200	36,575
Thomas Neri	19,500	8,276	2,200	29,976
Roger Cannon	19,500	10,500	2,200	32,200

(1)	The Company made a profit sharing contribution of 8.75% of base salary up to the IRS wage base limit of $220,000.

(2)	For executives with base salaries above $220,000, the Company paid 8.75% on “excess” above $220,000 into the Executive Deferred Compensation Plan. Please see the Non-Qualified Deferred Compensation Table on page 20.

GRANTS OF PLAN-BASED AWARDS IN 2006(1)

				Estimated Future Payouts Under Non-Equity
	Effective			Incentive Plan Awards
Named Executive	Grant Date	Action Date	Rights(#)(3)	Threshold($)	Target($)	Maximum($)

Robert Washlow(2)
2006 LTIP(3)	1/01/04	3/13/06	63	1,157,317	1,446,646	3,182,622
2006 AIP(4)				158,950	317,900	635,800
Scott Stephens
2006 LTIP(3)	1/01/04	3/13/06	5	91,851	114,813	252,589
2006 AIP(4)				33,000	66,000	132,000
Jeffrey Belford(5)
2006 LTIP(3)	1/01/04	3/13/06	20	367,402	459,253	1.010,356
2006 AIP(4)				90,000	180,000	360,000
Thomas Neri
2006 LTIP(3)	1/01/04	3/13/06	30	551,103	668,879	1,515,534
2006 AIP(4)				56,600	113,200	226,400
Roger Cannon
2006 LTIP(3)	1/01/04	3/13/06	9	165,331	206,664	454,660
2006 AIP(4)				50,000	100,000	200,000

(1)	The columns for Estimated Future Payments under Equity Incentive Plan Awards, All Other Stock Awards, Exercise or Base Price of Option Awards have been deleted.

(2)	In April 2007, Robert Washlow resigned as Chairman, Director and Chief Executive Officer of the Company.

(3)	Reflects Shareholder Value Appreciation Rights under the Company’s LTIP. The estimated future payout for the LTIP awards listed is expected to begin in 2009, provided that earlier payments may be made under the LTIP in the event of a sale of the Company or the termination of employment of an executive under certain circumstances.

(4)	Reflects potential awards under the Lawson Products, Inc. 2006 Annual Incentive Plan (“AIP”). The 2007 payments for 2006 performance under the AIP have been made as described in “AIP

Results in 2006” under the section entitled Compensation Discussion and Analysis and are shown in the Summary Compensation Table in the column entitled Non-Equity Plan Compensation.

(5)	Mr. Belford, former President and Chief Operating Officer, retired from the Company on January 5, 2007. The Company cancelled his rights under the LTIP.

OUTSTANDING EQUITY AWARDS/SPRs AT FISCAL YEAR-END(1)

SPR Awards (Stock Performance Rights)(1)
Number
	of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised		SPR
	Options/SPRs	Options/SPRs		Exercise	SPR
	(#)	(#)		Price	Expiration
Named Executive	Exercisable	Unexercisable		($)	Date

Robert Washlow	28,000	—		$27.08	04/13/08
Scott Stephens	—	—		—	—
Jeffrey Belford	400	1,600	(2)	$26.85	01/05/08
Thomas Neri	3,000	2,000	(3)	$33.15	12/08/2013
Roger Cannon	—	—		—	—

(1)	The columns for stock awards have been deleted as the Company has no outstanding stock awards as of December 31, 2006. The data in this chart represents grants under the Stock Performance Rights (“SPRs”), which have similar characteristics as options as they are tied to performance of the Company’s stock price but are settled in cash upon exercise.

(2)	Vest in equal amounts over the next four years.

(3)	Vest in equal amounts over the next two years.

OPTION/SPR EXERCISES AND STOCK VESTED IN 2006(1)

	Option/SPR Awards
	Number of
	Shares/SPRs
	Acquired		Value Realized
	on Exercise		on Exercise
Name	(#)		($)(2)

Robert Washlow	5,000 (options	)	$129,400
	5,000 (options	)	$123,899
	29,200 (SPRs	)	$647,120
Scott Stephens	—		—
Jeffrey Belford	6,000 (SPRs	)	$149,080
Thomas Neri	—		—
Roger Cannon	5,000 (SPRs	)	$109,680

(1)	The columns for stock awards have been deleted as there is no data for these columns.

(2)	Amounts reflect the difference between the market price at the time of exercise and the exercise price.

NONQUALIFIED DEFERRED COMPENSATION

With respect to the Company’s 2004 Executive Deferral Plan, certain executives, including named executives may defer portions of base salary, bonus, LTIP awards, and the “excess” contribution to the profit-sharing plan. Deferral elections are made by eligible executives by the end of the year preceding the plan year for which the election is made. An executive may defer a minimum of $2,000 aggregate of Base Salary, Bonus and/or LTIP. The maximum deferral amount for each plan year is 80% of base salary, 100% of bonus and 100% of LTIP amounts.

The investment options available to an executive include any of the funds listed in the table below, which includes each fund’s annual rate of return for the calendar year ended December 31, 2006, as reported by the plan administrator of the Executive Deferral Plan.

Name of Fund	Rate of Return	Name of Fund	Rate of Return

MainStay VP Cash Mgmt	4.6%	PIMCO VIT Total Return: AC	3.85%
Fidelity VIP Eq Inc: IC	20.17	Fidelity VIP Index 500: IC	15.71
Fidelity VIP Growth: IC	6.86	Fidelity VIP Midcap: IC	12.69
Janus AS MidCap Grow: IS	13.61	DWS VIT SmCap Index: Cl A	17.48
Baron Cap Asset: IS	15.50	Janus AS WW Growth: IS	18.19
Fidelity VIP Overseas: IC	18.10

Distributions from the Plan

Unforeseeable Financial Emergency: Upon showing a financial hardship and receipt of approval from the Committee, an executive may interrupt deferral or be allowed to access funds in his or her deferred compensation account. An executive may elect to receive distributions under four scenarios, receiving benefits in either a lump sum or in annual installment of between 2 and 15 years. The four scenarios include retirement, termination of employment, disability, or death. In the event of a change in control of the Company, an independent third party administrator would be appointed to oversee the plan.

NONQUALIFIED DEFERRED COMPENSATION TABLE

	Executive	Registrant	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Balance
	in Last FY	in Last FY	in Last FY	at Last
Name	($)	($)(1)	($)	FYE($)

Robert Washlow	—	$37,625	$63,715	$645,989
Scott Stephens	$15,188	$962	$2,655	$30,503
Jeffrey Belford	$226,781	$14,875	$111,104	$1,451,373
Thomas Neri	$7,220	$8,276	$3,023	$30,366
Roger Cannon	—	$10,500	$136,686	$1,135,989

(1)	Each of these amounts were also reported in column All Other Compensation in the 2006 Summary Compensation Table above.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2006 with respect to shares of the Company’s common stock that may be issued under equity compensation plans.

(c)
Number of
securities
	(a)		remaining available
	Number of		for future issuance
	securities to be		under equity
	issued upon	(b)	compensation plans
	exercise of	Weighted average	(excluding
	outstanding	exercise price of	securities
	options, warrants	outstanding options	reflected in column
Plan Category	and rights	warrants and rights	(a))

Equity Compensation Plans Approved by Security Holders	6,000	$23.72	451,885
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	6,000	$23.72	451,885

Termination and Change-in-Control Payments

SUMMARY TABLE OF POTENTIAL PAYMENTS UPON TERMINATION OR
CHANGE-IN-CONTROL

The following table shows potential payments to our named executives under existing contracts, agreements, plans or arrangements for various scenarios under termination or a change-in-control of each of our named executives, assuming a December 31, 2006 termination date and the closing price of our common stock of $45.89 on that date.

		Voluntary					Voluntary
		Termination				Termination	Termination
	Termination	for Good				Without	Without	Change-
	for	Reason by				Cause by	Good	in-
	Cause	Executive	Retirement	Death(1)(2)	Disability(3)	the Company	Reason	Control(1)(4)

Washlow	$672,241	$3,976,711	$1,089,241	$3,967,466	$5,406,579	$3,976,711	$1,098,486	$9,862,898
Stephens	$30,503	$30,503	$30,503	$43,032	$43,032	$43,032	$30,503	$83,778
Belford	$1,466,374	$1,466,374	$2,524,454	$2,509,968	$2,167,968	$2,524,454	$1,466,374	$3,257,887
Neri	$59,536	$59,536	$316,795	$1,016,795	$674,795	$795,788	$59,536	$1,549,594
Cannon	$1,158,875	$1,158,875	$1,938,124	$1,936,598	$1,594,598	$1,938,124	$1,158,875	$2,255,945

(1)	Vesting on SPRs and LTIPs accelerates upon a change-in-control, death or disability.

(2)	Upon death, executive receives a formula benefit, equal to the sum of the supplemental profit share balance, the supplemental 401(a) balance, and the present value of two times the participant’s annual deferral; otherwise executive receives the balance in his deferred compensation plan upon termination.

(3)	Includes credits for Company provided insurance benefits.

(4)	LTIP provides for potential “cut back” to avoid Section 280G excise tax limit if LTIP payment from a change-in-control net of excise tax is less than the after-tax reduced payment. Amounts in this category assume the executive (other than Mr. Washlow) terminates his employment for “good reason” (as defined in the executive’s employment agreement) after a change-in-control of the Company.

Mr. Robert Washlow

Mr. Washlow resigned from all positions with the Company in April 2007. At that time, the Company and Mr. Washlow entered into a separation agreement, which is described below under Certain

Relationships and Related Transactions. Prior to his resignation, Mr. Washlow was employed under a contract that provided him a minimum annual salary of $650,000. His salary was subject to periodic review and could not be decreased. The Company could cancel the contract at any time, and upon the expiration of 60 days prior written notice, the contract was cancelable by Mr. Washlow. If the Company terminated Mr. Washlow “without cause” or he terminated his employment for “good reason” (as such terms are defined in the employment agreement), then the Company agreed to pay Mr. Washlow an amount equal to two times his then current base salary and most recent annual bonus. In addition, all previously unvested options and other rights granted to Mr. Washlow would immediately vest and become fully exercisable as of the date of termination for a period of one year. The employment agreement provided that upon the death of Mr. Washlow, his estate would receive an amount equal to two times his base salary, and all previously unvested options and other rights granted to Mr. Washlow would vest and become fully exercisable for one year after his death. Upon the termination of the contract due to a disability, all previously unvested options and other rights granted to Mr. Washlow would immediately vest and become fully exercisable for one year after the termination date. Under certain circumstances after a change of control of the Company, he was entitled to receive a lump sum payment equal to three times his then current annual base salary and most recent annual bonus; in addition, all previously unvested options and rights granted to him would immediately vest and become fully exercisable as of the date of termination for a period of one year.

The following table illustrates the potential payments for Mr. Robert Washlow, the former Chairman and Chief Executive Officer, upon his termination under certain circumstances as though the termination occurred on December 31, 2006. The following table does not reflect the Separation Agreement entered into between Mr. Washlow and the Company in April 2007, as described under Certain Relationships and Related Transactions.

		Voluntary
		Termination				Termination	Voluntary	Termination
	Termination	for Good		Termination	Termination	without	Termination	due to
	for	Reason by		due to	due to	Cause by the	Without	Change-in-
	Cause	Executive	Retirement	Death	Disability	Company	Good Reason	Control(1)

Base Salary	—	$1,300,000	—	$1,300,000	$1,950,000	$1,300,000	—	$1,950,000
Annual Incentive	—	$1,559,736	—	$1,559,736	$2,339,604	$1,559,736	—	$2,339,604
LTIP(2)	—	$417,000	$417,000	$417,000	$417,000	$417,000	$417,000	$2,535,883
Executive Deferral Plan	$645,989	$645,989	$645,989	$645,989	$645,989	$645,989	$645,989	$645,989
Heath Plan Payments	—	$27,734	—	$18,489	$27,734	$27,734	$9,245	$27,734
Accrued Vacation	$26,252	$26,252	$26,252	$26,252	$26,252	$26,252	$26,252	$26,252
Section 280G Gross-up	—	—	—	—	—	—	—	$2,337,436
Total:	$672,241	$3,976,711	$1,089,241	$3,967,466	$5,406,579	$3,976,711	$1,098,486	$9,862,898

(1)	In the event the named executive is terminated for any of these events: (1) the Company terminates the executive without cause within 24 months after the change-in-control or (2) the Executive terminates his employment for good reason with 12 months after the change-in-control occurs or (3) Executive remains employed by the Company for a one year period after the change-in-control occurs or for such shorter period as the Company requests, and executive voluntarily terminates his employment within 3 months thereafter, then the Company will provide the benefits listed in this column.

(2)	The LTIP amounts presented in this table reflect the values in the Separation Agreement between the Company and Mr. Washlow, dated April 13, 2007.

Mr. Scott Stephens

Mr. Stephens does not have an employment contract. The following table illustrates the potential payments for Mr. Stephens, Chief Financial Officer, upon his termination under certain circumstances, as though such termination occurred on December 31, 2006.

		Voluntary
		Termination				Termination	Voluntary	Termination
	Termination	for Good		Termination	Termination	without	Termination	due to
	for	Reason by		due to	due to	Cause by	Without	Change
	Cause	Executive	Retirement	Death	Disability(1)	the Company	Good Reason	in Control

LTIP	$0	$0	$0	$12,529	$12,529	$12,529	$0	$53,275
Executive Deferral Plan	$30,503	$30,503	$30,503	$30,503	$30,503	$30,503	$30,503	$30,503
Total:	$30,503	$30,503	$30,503	$43,032	$43,032	$43,032	$30,503	$83,778

Mr. Jeffrey Belford

Mr. Belford retired from the Company on January 5, 2007. In connection with his retirement, the Company will continue to pay his base salary and certain benefits for a period of two years. During the salary continuation period, Mr. Belford is obligated to provide certain limited consulting services to the Company.

Before he retired, Mr. Belford was employed under a contract pursuant to which he received a minimum salary of $390,000 for 2006. The contract provided for salary increases from time to time. The Company may cancel the contract at any time, and upon the expiration of 60 days prior written notice, the contract is cancelable by Mr. Belford. Mr. Belford could also terminate his employment with the Company in connection with his retirement after January 1, 2007 if he provided written notice of his retirement at any time after July 1, 2006. The contract was cancelable upon his death or disability. In the event that Mr. Belford was terminated without cause or in connection with his retirement, the Company agreed to continue to pay his base salary and certain benefits for a period of two years. During the salary continuation period, Mr. Belford is obligated to provide certain limited consulting services to the Company. In the event that he died while employed by the Company, Mr. Belford’s estate was entitled to receive an amount equal to two times his then current annual base salary.

The following table illustrates the potential payments for Mr. Belford upon his termination under certain circumstances, as though such termination occurred on December 31, 2006.

		Voluntary
		Termination				Termination	Voluntary	Termination
	Termination	for Good		Termination	Termination	without	Termination	due to
	for	Reason by		due to	due to	Cause by	Without	Change in
	Cause	Executive	Retirement	Death	Disability	the Company	Good Reason	Control(1)

Base Salary	—	—	$780,000	$780,000	$438,000	$780,000	—	$780,000
SPR’s	—	—	$38,080	$38,080	$38,080	$38,080	—	$38,080
LTIP(2)	—	—	$225,514	$225,514	$225,514	$225,514	—	$958,947
Executive Deferral Plan	$1,451,373	$1,451,373	$1,451,373	$1,451,373	$1,451,373	$1,451,373	$1,451,373	$1,451,373
Heath Plan Payments	—	—	$14,486	—	—	$14,486	—	$14,486
Accrued Vacation	$15,001	$15,001	$15,001	$15,001	$15,001	$15,001	$15,001	$15,001
Total:	$1,466,374	$1,466,374	$2,524,454	$2,509,968	$2,167,968	$2,524,454	$1,466,374	$3,257,887

(1)	Assumes executive terminated his employment for “good reason” (as defined in his former employment agreement) after a change-in-control of the Company.

(2)	In 2007, Mr. Belford received $1,442,000 upon his retirement in recognition of his long-standing performance for the Company and in connection within his forfeit of certain rights under the LTIP.

Mr. Thomas Neri

Mr. Neri is employed under a contract pursuant to which he received a minimum salary of $300,000 for 2006. As of December 31, 2006, Mr. Neri’s salary was $350,000. The contract provides for salary increases from time to time. The Company may cancel the contract at any time, and upon the expiration of 60 days prior written notice, Mr. Neri may cancel the contract. The contract is also cancelable upon his death or disability. In the event that Mr. Neri is terminated without cause, the Company will continue to pay his base salary and certain benefits for a period of two years. During the salary continuation period, Mr. Neri is obligated to provide certain limited consulting services to the Company. In the event that Mr. Neri dies while employed by the Company, Mr. Neri’s estate will receive an amount equal to two times his then current annual base salary.

The following table describes the potential payments for Mr. Neri upon his termination under certain circumstances, as though such termination occurred on December 31, 2006. Mr. Neri assumed the role of President on January 5, 2007, upon Mr. Belford’s retirement and Chief Executive Officer upon Mr. Washlow’s resignation.

		Voluntary
		Termination				Termination	Voluntary	Termination
	Termination	for Good		Termination	Termination	without	Termination	due to
	for	Reason by		due to	due to	Cause by	Without	Change in
	Cause	Executive	Retirement	Death	Disability	the Company	Good Reason	Control(1)

Base Salary	—	—	—	$700,000	$358,000	$466,667	—	$466,667
SPR’s	—	—	$25,480	$25,480	$25,480	$25,480	—	$25,480
LTIP	—	—	$231,779	$231,779	$231,779	$231,779	—	$985,585
Executive Deferral Plan	$30,366	$30,366	$30,366	$30,366	$30,366	$30,366	$30,366	$30,366
Heath Plan Payments	—	—	—	—	—	$12,326	—	$12,326
Accrued Vacation	$29,170	$29,170	$29,170	$29,170	$29,170	$29,170	$29,170	$29,170
Total:	$59,536	$59,536	$316,795	$1,016,795	$674,795	$795,788	$59,536	$1,549,594

(1)	Assumes executive terminates his employment for “good reason” (as defined in the executive’s employment agreement) after a change-in-control of the Company.

Mr. Roger Cannon

Mr. Cannon is employed under a contract pursuant to which he will receive a minimum salary of $340,000 for 2007. The contract provides for salary increases from time to time. The Company may cancel the contract at any time, and upon the expiration of 60 days prior written notice, the contract is cancelable by Mr. Cannon. Mr. Cannon may also terminate his employment with the Company in connection with his retirement after January 1, 2007, provided that he gives written notice of his retirement at any time after July 1, 2006. The contract is cancelable upon the death or disability of Mr. Cannon. In the event that Mr. Cannon is terminated without cause or in connection with his retirement, the Company will continue to pay his base salary and certain benefits for a period of two years. During the salary continuation period, Mr. Cannon is obligated to provide certain limited consulting services to the Company. In the event that Mr. Cannon dies while employed by the Company, Mr. Cannon’s estate will receive an amount equal to two times his then current annual base salary.

The following table describes the potential payments for Mr. Cannon upon his termination under certain circumstances as though such termination occurred on December 31, 2006.

		Voluntary
		Termination				Termination	Voluntary	Termination
	Termination	for Good		Termination	Termination	without	Termination	due to
	for	Reason by		due to	due to	Cause by	Without	Change-in-
	Cause	Executive	Retirement	Death	Disability	the Company	Good Reason	Control(1)

Base Salary	—	—	$680,000	$680,000	$338,000	$680,000	—	$680,000
LTIP	—	—	$97,723	$97,723	$97,723	$97,723	—	$415,544
Executive Deferral Plan	$1,135,989	$1,135,989	$1,135,989	$1,135,989	$1,135,989	$1,135,989	$1,135,989	$1,135,989
Heath Plan Payments	—	—	$1,526	—	—	$1,526	—	$1,526
Accrued Vacation	$22,886	$22,886	$22,886	$22,886	$22,886	$22,886	$22,886	$22,886
Total:	$1,158,875	$1,158,875	$1,938,124	$1,936,598	$1,594,598	$1,938,124	$1,158,875	$2,255,945

(1)	Assumes executive terminates his employment for “good reason” (as defined in the executive’s employment agreement) after a change-in-control of the Company.

Director Compensation

Lawson’s non-employee Directors receive an annual retainer of $60,000 for attending Board and Board Committee meetings. In 2006, 50% of the retainer was paid in cash and 50% in company stock valued at $44.02 per share, which was the market close, as reported on The Nasdaq Stock Market on the day of the 2006 Annual Meeting. The Chairs of the Audit and Compensation Committee receive an additional $5,000 annual fee for their service in leading these committees. A Special Committee of the Board of Directors was formed to oversee an internal investigation of the Company by the federal government into certain Company customer loyalty programs. Mr. Brophy, Mr. Postek, Mr. Rettig and Ms. Smelcer comprise the Committee and were compensated $4,000 per calendar quarter in 2006 for their services on this committee. Directors travel expenses for attending meetings are reimbursed by the Company.

An award of 5,000 Stock Performance Rights (“SPRs”) was granted to each director on the day of the 2006 Annual Meeting using the closing price of $44.02 on that date. These SPRs have a grant date fair value of $15.90 or a total value of $79,500 for each Director. The SPRs are a liability or cash-based award to provide directors with a meaningful link to creating shareholder value by tying their compensation to the increase in value of the Company stock. The 2006 SPRs vest over a three-year period at the rate of 1/3 each year.

DIRECTOR COMPENSATION TABLE(1)

	Fees Earned
	or Paid	Stock	SPR	All Other
	in Cash	Awards	Awards	Compensation		Total
Name	($)	($)	($)(2)	($)		($)

James T. Brophy(3)	$53,500	$30,000	$220,735	—		$304,235
Lee S. Hillman(4)	$30,000	$30,000	$54,668	—		$114,668
Ronald B. Port, M.D.	$30,000	$30,000	$220,735	—		$280,735
Sidney L. Port(5)	—	—	—	$402,375	(6)	$402,375
Thomas S. Postek(7)	$48,500	$30,000	$48,702	—		$127,202
Robert G. Rettig(8)	$51,000	$30,000	$220,735	—		$301,735
Mitchell H. Saranow	$30,000	$30,000	$220,735	—		$280,735
Wilma J. Smelcer	$46,000	$30,000	$54,668	—		$130,668

(1)	The Non-equity Incentive Plan Compensation and the Change in Pension Value and Nonqualified Deferred Compensation Earnings columns have been eliminated as the Company does not have any compensation plans to be reported in these columns. Mr. Washlow is not listed in the table because he was an employee of the Company.

(2)	The amounts in this column reflect the expense recognized for financial statement purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) for cash-settled SPRs awarded in and prior to 2006. The variation in values in this column are amplified by specific grant holdings noted below and the requirement that we expense the entire grant for retirement eligible directors for financial statement purposes. Grants for directors who are not retirement eligible are expensed based on the three-year vesting schedule. Assumptions used in the calculation of this amount are included in Footnote K on page 37 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 15, 2007. Includes 5,000 SPRs granted on May 9, 2006, to directors with FAS 123(R) grant date fair value of $15.90 equal to $79,500 for each of James T. Brophy, Lee S. Hillman, Ronald B. Port, M.D, Thomas S. Postek, Robert G. Rettig, Mitchell H. Saranow and Wilma J. Smelcer. As of December 31, 2006, each director has the following aggregate number of SPRs or options for all the years of service as a director: James T. Brophy, SPRs 19,000, shares 3,789; Lee S. Hillman, SPRs 10,000, shares 2,289; Ronald B. Port, M.D, SPR’s 19,000, shares 2,289, options 2,500; Thomas S. Postek, SPRs 5,000, shares 1,068; Robert G. Rettig, SPRs 19,000, shares 2,289; Mitchell H. Saranow, SPRs 19,000, shares 2,289 and options 2,500; and Wilma J. Smelcer, SPRs 10,000, shares 2,289.

(3)	Mr. Brophy received his fee for Audit Committee Chairman in 2006 for 2005. Mr. Brophy resigned from his position as Chairman of Audit Committee on May 10, 2006.

(4)	Mr. Hillman assumed the role of Chairman of the Compensation Committee as of November 21, 2006.

(5)	Mr. Sidney L. Port is Vice Chairman of the Board of Directors. As an employee director he does not receive any compensation under the Directors’ Compensation programs. Because he is a director and not one of the named executives, his compensation is listed in this table.

(6)	Includes salary of $370,000 and profit sharing of $19,250, which is 8.75% of $220,000 of Mr. Port’s base salary. An additional $13,125 has been paid at 8.75% for the amount of his salary which is above $220,000. While an employee of the Company, Mr. Port received other qualified employee benefits and has a death benefit of two times his base salary.

(7)	Mr. Postek was elected to replace Mr. Brophy as Chairman of the Audit Committee on May 10, 2006.

(8)	Mr. Rettig received $5,000 as Chairman of the Compensation Committee. On November 21, 2006, he resigned from the position of Chairman. He continues as a director serving on the Compensation Committee.

Certain Relationships and Related Transactions

On April 13, 2007, Robert J. Washlow, the Chief Executive Officer and Chairman of the Board at the time, resigned from all positions he held with the Company. On April 13, 2007, the Company and Mr. Washlow entered into a Separation Agreement and General Release (the “Separation Agreement”). The Separation Agreement was negotiated and approved by the independent and disinterested members of the Board of Directors. Mr. Washlow’s termination was deemed to be for Good Reason (as defined in Mr. Washlow’s employment agreement), and Mr. Washlow agreed to release the Company from all claims related to his employment, including claims under his employment agreement. The Company agreed to pay Mr. Washlow two times his base salary of $650,000 and most recent bonus of $208,000, or $1,716,000 in total, in addition to paying his base salary through May 15, 2007 and providing him with four weeks of accrued vacation pay. Mr. Washlow retained the right to exercise 28,000 vested Stock Performance Rights for 1 year and to continue for five years insurance coverage under the Company’s group insurance plans. The Company also agreed to assign to Mr. Washlow a key man term life insurance policy, which has a face value of $5 million, and for which he is responsible for future premium payments. Mr. Washlow is entitled to the distribution of his vested account balance under the Company’s 2004 Executive Deferral Plan, calculated on the last day of the 6-month period following his separation. Under the LTIP, Mr. Washlow had 301 Shareholder Value Appreciation Rights that vested upon his separation and which were valued at $417,000 as of April 13, 2007. In the event of a sale of the Company on or prior to December 31, 2008, Mr. Washlow is entitled to the difference in the amount he would have been paid under the LTIP had he remained an active employee of the Company and the $417,000 he will receive due to his termination, provided that the amount will be reduced to the extent it would be considered an “excess parachute payment” as determined under Section 280G of the Internal Revenue Code (“Code”). Mr. Washlow is also prohibited from competing with the Company for a period of two years after his termination.

The Company’s practice has been that all transactions between the Company and any related person will be approved by a majority of the members of the Company’s Board of Directors and by a majority of independent and disinterested directors. All proposed related person transactions are generally reported to the Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer, or General Counsel, who assist in gathering the relevant information about the transaction, and present the information to the Board of Directors or one of its Committees. The Board then determines whether the transaction is a related person transaction and approves, ratifies, or rejects the transaction.

Report of the Audit Committee of the Board of Directors

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors in 2004 include providing oversight to the Company’s financial reporting process through periodic meetings with the Company’s independent auditors and management to review accounting, auditing, internal controls, and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including senior financial management, and its independent auditors.

With regard to the 2006 audit, the Audit Committee discussed with the Company’s independent auditors the scope, extent and procedures for their audits. Following the completion of the audit, the Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, the cooperation received by the auditors during the audit examination, their evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting.

The Audit Committee reviewed and discussed the audited financial statements included in the 2006 Annual Report on Form 10-K with management. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with accounting principles generally accepted in the United States.

We have discussed with Ernst & Young LLP, our independent auditors, the matters required to be discussed by SAS 61 (Communications with Audit Committee). SAS 61 requires our independent auditors to provide us with additional information regarding the scope and results of their audit of the Company’s financial statements with respect to (i) their responsibility under auditing standards generally accepted in the United States, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.

We have received from Ernst & Young LLP a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to any relationships between Ernst & Young LLP and the Company that in its professional judgment may reasonably be thought to bear on independence. Ernst & Young LLP has discussed its independence with us. Ernst & Young LLP confirmed in its letter, that in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

Based on the review and discussions described above with respect to the Company’s audited financial statements included in the Company’s 2006 Annual Report on Form 10-K, we have recommended to the Board of Directors that such financial statements be included in the Company’s Annual Report on Form 10-K.

The Audit Committee has selected Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2007, and the Board of Directors has concurred with such selection.

The Audit Committee also reviewed management’s process designed to achieve compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and received periodic updates regarding management’s progress.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States. That is the responsibility of management and the Company’s independent auditors. In giving our recommendation to the Board of Directors, we have relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and (ii) the report of the Company’s independent auditors with respect to such financial statements.

Respectfully submitted by the Audit Committee:

Thomas S. Postek (Chairman)
James T. Brophy
Robert G. Rettig
Mitchell H. Saranow

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

Fees Billed to the Company by Ernst & Young LLP During Fiscal Years 2006 and 2005

Ernst & Young LLP was the Company’s principal accountant for fiscal years 2006 and 2005. Aggregate fees for professional services rendered for the Company by Ernst & Young LLP for such fiscal years were as follows:

	Fiscal Year Ended	Fiscal Year Ended
	December 31, 2006	December 31, 2005

Audit Fees
Audit and Quarterly Reviews	$521,000	$379,000
Accounting and Audit Consultations	19,700	93,000
Sarbanes-Oxley 404	439,000	485,000

	979,700	957,000

Audit-Related Fees
Benefit Plan	23,000	22,000
M&A Due Diligence	—	65,000

	23,000	87,000

Tax Fees
Domestic Tax	169,000	118,000
International Tax	55,000	34,400
Other Tax Consultations	—	22,000

	224,000	174,400

All Other Fees	—	—

	1,226,700	1,218,400

Audit Fees

Fees of $979,700 in 2006 and $957,000 in 2005 were paid to Ernst & Young by the Company for audit services which includes fees for the annual audit, review of the Company’s reports on Form 10-Q each year, statutory audits required internationally, consulting on accounting and auditing matters and fees related to Ernst & Young’s audit of the Company’s management’s assessment of internal controls over financial reporting as required by the Rule 404 Sarbanes-Oxley Act of 2002.

Audit-Related Fees

The Company paid Ernst & Young $23,000 in 2006 and $87,000 in 2005 for audit-related fees primarily for benefit plan audits and merger and acquisition due diligence.

Tax Fees

Fees of $224,000 in 2006 and $174,400 in 2005 were paid to Ernst & Young by the Company for domestic and international income tax compliance and consulting services.

All Other Fees

Ernst & Young did not render any other services to the Company.

The Audit Committee has considered the compatibility of the non-audit services provided by Ernst & Young LLP to Ernst & Young LLP’s continued independence and has concluded that the independence of Ernst & Young LLP is not compromised by the performance of such services.

Pre-Approval of Services by External Auditor

The Audit Committee has adopted policies and procedures for the pre-approval of the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee approves all audit fees and terms for all services provided by the independent auditor and considers whether these services are compatible with the auditor’s independence. The Chairman of the Audit Committee may approve additional proposed services that arise between Committee meetings provided that the decision to approve the service is presented at the next scheduled Committee meeting. All non-audit services provided by the external auditor must be pre-approved by the Audit Committee Chairman prior to the engagement. The Chief Financial Officer has provided quarterly reports of external auditor services, by category, to the Audit Committee. The Audit Committee pre-approved all audit and permitted non-audit services by the Company’s external auditors in 2006.

Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee or one or more of its members. The member or members to whom such authority is delegated shall report any specific approval of services at the Committee’s next regular meeting. The Audit Committee will regularly review summary reports detailing all services being provided to the Company by its external auditor.

Proposal 2: Ratification of the Appointment of Ernst & Young LLP

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007. Although the Company’s governing documents do not require the submission of this matter to stockholders, the Board of Directors considers it desirable that the appointment of Ernst & Young LLP be ratified by stockholders.

Audit services provided by Ernst & Young LLP for the fiscal year ended December 31, 2006 included the audit of the consolidated financial statements of the Company; audit of the Company’s internal control over financial reporting and attestation of management’s report on internal control over financial reporting; and services related to periodic filings made with the SEC. Additionally, Ernst & Young LLP provided certain services relating to pension audits and domestic and international tax compliance and consulting services.

One or more representatives of Ernst & Young LLP will be present at the Annual Meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to questions from stockholders.

If the appointment of Ernst & Young LLP is not ratified, the Audit Committee of the Board of Directors will reconsider the appointment.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007

Proposal 3: Approval of the Senior Management Annual Incentive Plan

On April 13, 2007, the Board of Directors, on the recommendation of its Compensation Committee and subject to shareholder approval, adopted the Lawson Products, Inc. Senior Management Annual Incentive Plan (the “Annual Incentive Plan” or “Plan”) to provide incentives for Company senior management to improve Company performance and increase shareholder value.

The Plan is designed to take into account Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), as amended, which generally denies corporate tax deductions for annual compensation exceeding $1,000,000 paid to the chief executive officer and the four other most highly compensated officers of a public company as of the end of the Company’s taxable year (“Covered Employees”). Certain types of compensation, including performance-based compensation, are excluded from this deduction limit. In an effort to ensure that compensation payable under the Plan to Covered Employees will qualify as performance-based compensation, the material terms of the performance goals in the Plan must be disclosed to and approved by shareholders before the compensation is paid. The material terms of the Plan and the performance measures described below are being submitted for approval by our shareholders at the annual meeting. Upon shareholder approval, we believe that qualified awards payable pursuant to the Plan will be deductible for federal income tax purposes under most circumstances, but there can be no assurance in this regard. By approving the Plan, you will be approving, among other things, the performance measures, eligibility requirements and annual incentive award limits contained therein.

Approval of the Annual Incentive Plan requires the affirmative vote of a majority of shares of common stock present or represented by proxy and voting at the meeting.

The principal features of the Plan are summarized below. This summary does not contain all information about the Plan. A copy of the complete text of the Annual Incentive Plan is included in Appendix A to this Proxy Statement, and the following description is qualified in its entirety by reference to the text of the Annual Incentive Plan.

Summary of Terms

Purpose.  The Annual Incentive Plan is designed to:

•	Reward senior managers for achieving pre-established financial and non-financial objectives that support Lawson’s annual business objectives;

•	Encourage and reinforce effective teamwork and individual contributions toward Lawson’s stated goals; and

•	Provide an incentive compensation opportunity, incorporating an appropriate level of risk, that will enable Lawson to attract, motivate and retain outstanding executives.

Administration by the Compensation Committee.  The Compensation Committee of the Board of Directors (the “Committee”) is responsible for administering the Annual Incentive Plan. Each member of the Committee is an “outside director” as defined for purposes of Section 162(m).

Eligibility and Participation.  The Plan will include approximately 20 participants, including the Chief Executive Officer (“CEO”) and other senior managers of the Company. The Committee will determine, with advice from the CEO, those who are eligible to participate and the terms and amounts of each participant’s award opportunities.

Performance Objectives and Awards.  Annual incentives shall be awarded in the form of annual cash payments, paid based on the level of achievement of pre-established annual Corporate, Business Unit or Functional Department and/or Individual performance objectives. In 2006, the key performance measure for our executives was Company profitability. Future performance objectives may include targets based on corporate net income, earnings per share, cash flow, expense reduction or management, operating profits of individual business units, strategic innovations, customer service, or any other criteria established by the Committee. Awards based on criteria not listed in the Plan will not qualify as performance-based compensation under Section 162(m). Awards shall be made to the extent that the performance objectives are achieved. No payment shall be made unless and until the Committee shall have certified in writing that the applicable performance objectives have been attained. The maximum amount payable to a Covered Employee for any fiscal year shall be $2 million.

For 2007, the named executive officers are eligible to receive the following annual cash awards under the Plan based upon the achievement of certain performance objectives.

NEW PLAN BENEFITS

	Dollar Values
Name and Position	Threshold(1)	Target(1)	Maximum(1)

Thomas Neri	$112,500	$225,000	$337,500
Chief Executive Officer

Roger F. Cannon	$50,000	$100,000	$150,000
Executive Vice President, Field Sales Strategy and Development

Scott F. Stephens	$40,250	$80,500	$127,500
Senior Vice President and Chief Financial Officer

Michael W. Ruprich	$73,425	$146,850	$220,275
Group President, MRO & New Channels

Stewart Howley	$66,750	$133,500	$200,250
Senior Vice President and Chief Marketing Officer

All Current Executive Officers as a Group (2)	$503,858	$1,007,701	$1,511,557

(1)	Reflects the annual cash award based on the named executives’ performance as determined by the Compensation Committee.

(2)	Includes Thomas Neri, Roger Cannon, Scott Stephens, Michael Ruprich, Stewart Howley, Kenneth Malik, Peter Alsberg, and Neil Jenkins. The calculation of benefits for all employees as a group has not been determined. Directors are not eligible to receive annual cash awards under the Plan.

Performance-Based Compensation Under Section 162(m).  “Covered Awards” are those made to employees who are designated by the Committee prior to the grant of any award who are, or who are expected to be at the time taxable income is realized with respect to the award, Covered Employees. In the case of “Covered Awards,” the Plan is intended to provide an incentive compensation opportunity, which is exempt from the deduction limitations contained in Section 162(m).

Termination and Amendment.  The Committee may amend, suspend, or terminate the Plan in whole or in part at any time; provided, however, that if in the judgment of the Committee, such action would have a material effect on the Plan, such action must be approved by the Board. The Annual Incentive Plan will remain in effect until it is terminated by the Board of Directors, provided, however, that no awards may be made to Covered Employees after the date of the Company’s annual meeting of its stockholders occurring in the fifth calendar year following the year that includes the effective date of the Plan, unless the Plan shall have been re-approved by the stockholders of the Company.

Tax Consequences.  Upon receipt of cash awards under the Plan, the recipient will have taxable ordinary income for federal income tax purposes, in the year of receipt, equal to the amount of cash received. Unless limited by Section 162(m), we will be entitled to a tax deduction in the amount and at the time the recipient recognizes compensation income. This discussion of the tax consequences of awards under the Plan does not purport to be complete in that it discusses only federal income tax consequences and it does not discuss tax consequences that may arise in special circumstances, such as death of the participant.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE LAWSON PRODUCTS, INC. SENIOR MANAGEMENT ANNUAL INCENTIVE PLAN.

Proposals of Security Holders

A stockholder proposal to be presented at the annual meeting to be held in 2008 must be received at the Company’s executive offices, 1666 East Touhy Avenue, Des Plaines, Illinois 60018, by no later than December 22, 2007, for evaluation as to inclusion in the Proxy Statement in connection with such meeting.

Stockholders wishing to present proposals at the Annual Meeting (but not include them in the Proxy Statement) are required to notify the Secretary of the Company in writing no less than 14 days prior to any meeting of stockholders called for the election of directors; however, that if less than 21 days notice of the meeting is given to the stockholders, such written notice shall be delivered or mailed to the Secretary of the Company not later than the close of business of the seventh day following the day on which notice of the meeting was mailed to stockholders.

Householding of Annual Meeting Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Notice of Annual Meeting and Proxy Statement and the 2006 Annual Report on Form 10-K may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your bank, broker or other nominee. Upon written or oral request to the Corporate Secretary, we will provide a separate copy of the 2006 Annual Report on Form 10-K or Notice of Annual Meeting and Proxy Statement.

Other Matters

A copy of our Annual Report on Form 10-K for the year ended December 31, 2006, excluding certain of the exhibits thereto, may be obtained without charge by writing to: Corporate Secretary, Lawson Products, Inc., 1666 East Touhy Avenue, Des Plaines, Illinois 60018.

The Board of Directors knows of no other proposals which may be presented for action at the meeting. However, if any other proposal properly comes before the meeting, the persons named in the proxy form enclosed will vote in accordance with their judgment upon such matter.

Stockholders are urged to execute and return promptly the enclosed form of proxy in the envelope provided or to vote your shares by telephone or via the Internet.

By Order of the Board of Directors

Neil E. Jenkins
Secretary
April 20, 2007

Appendix A

Lawson Products, Inc.
Senior Management Annual Incentive Plan

Effective as of January 1, 2007

1.  Purpose of the Plan.  The Lawson Products, Inc. Senior Management Annual Incentive Plan (“Plan”) is designed to provide incentives for the senior management of Lawson Products, Inc. (herein referred to as the “Company”), to improve Company performance and increase shareholder value. The awards are designed to:

•	Reward senior managers for achieving pre-established financial and non-financial objectives that support Lawson’s annual business objectives;

•	Encourage and reinforce effective teamwork and individual contributions toward Lawson’s stated goals; and

•	Provide an incentive compensation opportunity, incorporating an appropriate level of risk, that will enable Lawson to attract, motivate and retain outstanding executives.

2.  Administration of the Plan.

(a) The Committee. The Plan shall be administered by a committee (the “Committee”) which shall consist of members of the Board of Directors of the Company (the “Board”), each of whom qualifies as a disinterested person and an outside director (directors meeting both such requirements being hereinafter referred to as “Qualified Directors”), which Committee shall be composed of not less than the minimum number of Qualified Directors from time to time required by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations thereunder. Notwithstanding any other provision of the Plan, for all purposes involving Covered Awards, the Committee shall consist of at least two members of the Board, each of whom is an “outside director” within the meaning of Code Section 162(m). The Committee shall have full authority to establish rules for the administration of the Plan and to make administrative decisions regarding the Plan or awards.

(b) Determination Binding. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan, any award, or any award agreement or certificate shall be with and in the sole discretion of the Committee, may be made at any time, and shall be final, conclusive, and binding upon all persons, including the Company, any affiliate, any participant, any holder or beneficiary of any award, and any employee of any affiliate or of the Company.

3.  Awards.

(a)  Determination of Participation and Award Amounts.  Subject to Section 9 hereof, the Committee will determine with advice from the CEO, who is a participant in the Plan, and the terms and amounts of each participant’s minimum (or threshold), target, commendable, and maximum (or stretch) award opportunities hereunder.

(b)  Annual incentives shall be awards in the form of annual cash payments, paid based on the level of achievement of pre-established annual Corporate, Business Unit or Functional Department and/or Individual performance objectives.

(c)  Earning Awards.  Awards shall be paid hereunder to the extent that Corporate, Business Unit or Functional Department and/or Individual performance objectives, as specified by the Committee and consistent with paragraph 9c of this document, are achieved, and pursuant to all eligibility criteria set forth in this document.

(d)  Award Period.  The Plan is a calendar year plan which coincides with the Company’s fiscal year, which commences on January 1 and concludes on December 31 each year.

(e)  Discretionary Awards.  In the event that a discretionary incentive award is necessary and approved by the Committee and then by the Board of Directors to attract, retain or motivate an employee or employees and is determined to be in the best interests of the Company, it is understood that this action may be outside the Plan and not meet the requirements of Code Section 162(m) for Covered Employees. Not meeting Code Section 162(m) requirements means that compensation paid in excess of the limit set forth in Code Section 162(m) would not be deductible by the Company for tax purposes.

4.  Participants.

(a)  Plan Participants.  The Plan will include approximately twenty participants, including the CEO and other senior managers of the Company. Participation in the Plan may change from year to year based upon the recommendation of the CEO of the Company and approval by the Committee.

(b)  Neither the Plan nor any action taken thereunder shall be understood as giving any person any right to be retained in the employment of the Company or subsidiary or affiliate, nor shall any person (including participants in a prior year) be entitled as a right to be selected as a participant in the Plan for any subsequent year. This Plan is not an agreement of employment.

5.  Amendment/Termination of Plan.  The Committee may amend, suspend, or terminate the Plan in whole or in part at any time; provided, however, that if in the judgment of the Committee, such amendment or other action would have a material effect on the Plan, such amendment or other action must be approved by the Board. No amendment that would materially increase the cost of the Plan shall be made effective unless approved by the shareholders of the Company; provided, however, that the Plan may not be amended, suspended or terminated from and after a date of Sale of the Company (as hereunder defined) or in anticipation of a Sale of the Company so as to reduce or otherwise adversely affect the benefits under outstanding awards to which participants in the Plan would be entitled upon a Sale of the Company.

6.  Sale of the Company.  Upon a Sale of the Company, as defined by the Committee, all awards hereunder shall be paid as soon as practicable following the Sale of the Company in an amount equal to the value of the target award for the relevant pro-rata portion of performance period in months up to the date of the sale.

7.  Termination of Employment: Transfer Restrictions.

(a)  Except as otherwise provided by the Committee, if a participant’s employment with the Company terminates due to permanent disability or death, the participant or his beneficiary, as the case may be, shall be paid as soon as practicable, following the date of termination, an amount equal to the value of the target award for the relevant pro-rata portion of the performance period in which the termination occurs.

(b)  Except as otherwise provided by the Committee, if a participant’s employment with the Company is terminated for any reason other than the participant’s permanent disability or death, the participant’s right to the payment of an award for the year such termination occurs and all other rights under this Plan will be forfeited, and no amount will be paid or payable hereunder to or in respect of such participant.

(c)  No award, and no right under any award, shall be assignable, alienable, saleable, or transferable by a participant. Except as provided in 7(a) above, each award, and each right under any award, shall be payable only to the participant, or if permissible under applicable law, to the participant’s guardian or legal representative and any purported pledge, alienation, attachment, or encumbrance thereof shall be void and unenforceable against the Company or any subsidiary or affiliate.

8.  Effectiveness.  The Plan shall become effective on the date it is initially approved by the shareholders of the Company (the “Effective Date”).

9.  Criteria.

(a)  Covered Employees.  The provisions of this Section 9 shall be applicable to awards under the Plan to “Covered Employees” if the Committee so provides at the time of the grant (such awards being referred to as “Covered Awards”). For purposes of Section 10, “Covered Employees” means participants in the Plan who are designated by the Committee prior to the grant of any award hereunder who are, or are expected to be at the time taxable income is realized with respect to the award, “Covered Employees” within the meaning of Section 162(m) of the Code.

(b)  Determinations.  Covered Awards shall be made subject to the achievement of one or more pre-established Performance Objectives (as defined below), in accordance with procedures to be established by the Committee from time to time. Notwithstanding any provision of the Plan to the contrary, the Committee shall not have discretion to waive or amend such Performance Objectives or to increase the amount payable pursuant to Covered Awards after the Performance Objectives have been established; provided, however, the Committee may, in its sole discretion, reduce the amount that would otherwise be payable with respect to any Covered Award, and provided, further, that the provisions of Section 6 shall override any contrary provision of this Section 9.

(c)  Performance Objectives.  “Performance Objectives” under the Plan will be one or more objective performance goals , established by the Committee at or prior to the time a grant is made, and based upon the attainment of the targets for one or more or any combination of the following criteria;

(i)	corporate adjusted operating income, or corporate net income;

(ii)	earnings per share;

(iii)	cash flow;

(iv)	expense reduction or management;

(v)	the operating profit of an identifiable business unit,

(vi)	the revenue growth of the Company or of an identifiable business unit;

(vii)	productivity improvement;

(viii)	return on assets or return on net assets;

(ix)	net economic profit (operating earnings minus a charge for capital);

(x)	customer service and satisfaction;

(xi)	development of new products;

(xii)	employee satisfaction;

(xiii)	improvement of accounts receivable or accounts payable practices;

(xiv)	reorganization and cost reduction;

(xv)	strategic innovation;

(xvi)	expansion of product lines;

(xvii)	improvements in the efficiency of internal systems and distribution processes;

(xviii)	participant specific personal performance improvement or education; or

(xix)	any other criteria established, at any time and from time to time established by the Committee.

Attainment of Performance Objectives shall be determined in accordance with generally accepted accounting principles. The Committee may provide, in connection with the setting of the Performance Objectives, that any evaluation of performance may include or exclude certain items that may occur during any calendar year including, but not limited to the following: (i) to exclude the dilutive effects of acquisitions or joint ventures; (ii) to assume that any business divested by the Company achieved Performance Objectives at targeted levels during the balance of a calendar year following such divestiture; (iii) to exclude restructuring and/or other nonrecurring charges; (iv) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (v) to exclude the impact of any “extraordinary items” as determined under generally accepted accounting principles; (vi) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends; and (vii) to exclude any other unusual, non-recurring gain or loss or other extraordinary item. To the extent such inclusions or exclusions affect an award under this Plan, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

(d)  Written Certification: Maximum Annual Award.  No payment shall be made pursuant to a Covered Award unless and until the Committee shall have certified in writing that the applicable Performance Objectives have been attained. The maximum amount payable pursuant to Covered Awards to a particular Covered Employee for any fiscal year of the Company shall be $2.0 million.

(e)  In the case of awards to Covered Employees, the Plan is intended to provide an incentive compensation opportunity which is exempt from the deduction limitations contained in Code Section 162(m), and should be construed to the extent possible as providing for remuneration which is “performance-based compensation” within the meaning of Section 162(m) of the Code and Section 1.162-27 of the Treasury Regulations promulgated thereunder.

11.  Delaware Law to Govern.  All questions pertaining to the construction, validity and effect of the provisions and administration of this Plan shall be determined in accordance with the laws of the State of Delaware.

12.  Effective Date.  This Plan shall take effect upon adoption by the Board, but until the material terms of the compensation opportunity under this Plan have been approved by a majority vote of the shareholders of the Company, no payment shall be made under this Plan that would be a non-deductible payment based on Code Section 162(m) of the Code or any successor provision. This Plan shall remain in effect until terminated by the Board pursuant to Section 5 hereof, provided however that no awards may be made to Covered Employees from and after the date of the Company’s annual meeting of its shareholders occurring in the fifth calendar year following the year that includes the Effective Date unless this Plan (or a successor hereto) shall have been re-approved by the shareholders of the Company.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETCH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. ELECTION OF DIRECTORS:	For	Withhold		For	Withhold		For	Withhold
01 — James S. Errant	☐	☐	02 — Lee S. Hillman	☐	☐	03 — Sidney L. Port	☐	☐	+

Instruction: To maximize the number of nominees elected to the Company’s Board of Directors, unless otherwise specified below, this proxy authorizes the proxies named above to cumulate all votes that the undersigned is entitled to cast at the Annual Meeting for, and to allocate such votes among, one or more of the nominees listed above as the proxies shall determine, in their sole and absolute discretion. To specify a different method of cumulative voting, write “Cumulate For” and the number of shares and the name(s) of the nominee(s) on this line:

		For	Against	Abstain			For	Against	Abstain
2.	RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING DECEMBER 31, 2007	☐	☐	☐	3.	APPROVAL OF THE LAWSON PRODUCTS, INC. SENIOR MANAGEMENT ANNUAL INCENTIVE PLAN	☐	☐	☐

4.	In their discretion, the Proxy is authorized to vote on any other matter that may properly come before the meeting or any adjournment thereof.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) on this card. When signing as attorney, executor, administrator, trustee, officer, partner or guardian, please give full title. If more than one trustee, all should sign.
Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/	/

■	1 U P X	0 1 3 3 0 1 2	+

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — LAWSON PRODUCTS, INC.

C/O COMPUTERSHARE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694
This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on May 8, 2007.
The undersigned hereby makes, constitutes and appoints Neil E. Jenkins, Thomas Neri, and Ronald B. Port, M.D., and each of them, proxies for the undersigned, with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Stockholders of Lawson Products, Inc. (the “Company”), to be held at the offices of the Company, 1666 East Touhy Avenue, Des Plaines, Illinois, on Tuesday, May 8, 2007, at 10:00 A.M. (Local Time), or any adjournment thereof.
If a properly signed proxy is returned without any choices marked, the proxies will distribute, in their discretion, votes in respect of all proxies they hold equally or unequally to or among the Board of Directors’ nominees.
The undersigned hereby revokes any proxy heretofore given and confirms all that said proxies, or any of them, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1, “FOR” PROPOSAL 2, AND “FOR” PROPOSAL 3.
PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.